UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.             )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-12

STAMPS.COM INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3420 Ocean Park Boulevard, Suite 1040

Santa Monica, CA 90405

(310) 581-7200

Dear Stockholder:

You are cordially invited to attend the 2003 annual meeting of stockholders of Stamps.com Inc. to be held at 10:00 a.m. Pacific Daylight Savings Time on Wednesday, June 25, 2003, at the Doubletree Guest Suites, 1707 Fourth Street, Santa Monica, California 90401.

Your vote at the Annual Meeting is important to us. At the Annual Meeting, you will be asked to elect two directors and ratify the selection of our auditors for 2003. The accompanying notice of 2003 annual meeting of stockholders and proxy statement describe the matters to be presented at the Annual Meeting. These proxy solicitation materials will first be mailed on or about May 21, 2003 to all stockholders entitled to vote at the Annual Meeting.

The board of directors unanimously recommends that stockholders vote in favor of the election of the nominated directors and the ratification of our auditors.

Whether or not you plan to attend the Annual Meeting, please mark, sign, date and return your proxy card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy card. You may attend the annual meeting and vote in person even if you have previously returned your proxy card.

Sincerely,

/S/ KEN MCBRIDE

Ken McBride

Chief Executive Officer

Santa Monica, California

May 21, 2003

3420 Ocean Park Boulevard, Suite 1040

Santa Monica, CA 90405

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 25, 2003

TO THE STOCKHOLDERS OF STAMPS.COM INC.:

NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders of Stamps.com Inc., a Delaware corporation will be held on June 25, 2003, beginning at 10:00 a.m. Pacific Daylight Saving Time at the Doubletree Guest Suites, 1707 Fourth Street, Santa Monica, California 90401, for the following purposes:

1.	To elect two directors to serve for a three-year term ending in the year 2006 or until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as independent auditors of our Company for the fiscal year ending December 31, 2003; and

3.	To transact other business as may properly come before the meeting or any adjournment or adjournments thereof.

The foregoing matters are described in more detail in the enclosed proxy statement. Our board of directors has fixed the close of business on May 5, 2003 as the record date for the determination of our stockholders entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment of the meeting. Only those stockholders of record as of the close of business on that date are entitled to notice of and to vote at the Annual Meeting. Our stock transfer books will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder of our Company, for any purpose germane to the meeting, at the Annual Meeting and during ordinary business hours at our executive offices for a period of ten days prior to the Annual Meeting.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time before the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ SETH WEISBERG

Seth Weisberg

General Counsel

and Secretary

Santa Monica, California

May 21, 2003

3420 Ocean Park Boulevard, Suite 1040

Santa Monica, CA 90405

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 25, 2003

GENERAL INFORMATION ABOUT VOTING

General

The enclosed proxy is solicited on behalf of the board of directors of Stamps.com Inc., for use at the annual meeting of stockholders to be held on June 25, 2003. The Annual Meeting will be begin at 10:00 a.m. Pacific Daylight Savings Time at the Doubletree Guest Suites, 1707 Fourth Street, Santa Monica, California 90401.

Voting

On April 21, 2003, 44,608,586 shares of our common stock were issued and outstanding. As of that date we had no outstanding preferred stock. Each share of common stock is entitled to one vote at the Annual Meeting.

The nominees for election to our board of directors who receive the greatest number of votes cast for the election of directors by the shares present at the Annual Meeting, in person or by proxy, will be elected directors. You may not cumulate votes in the election of directors. The adoption of the proposal to ratify the appointment of our independent auditors requires the affirmative vote of a majority of shares present at the Annual Meeting, in person or by proxy.

A majority of the outstanding shares of our common stock present in person or represented by proxy constitutes a quorum for the transaction of business at the Annual Meeting. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved. In the election of directors, an abstention or broker non-vote will have no effect on the outcome.

Proxies

If you properly sign and return the enclosed form of proxy, your shares represented will be voted at the Annual Meeting in accordance with your specified instructions. If you do not specify how your shares are to be voted, your shares will be voted FOR the election of the directors proposed by the board unless the authority to vote for the election of a director is withheld and, if no contrary instructions are given, the proxy will be voted FOR the ratification of our independent accountants. You may revoke or change your proxy at any time before the Annual Meeting by filing with our Secretary at 3420 Ocean Park Blvd., Suite 1040, Santa Monica, California 90405, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to our stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for costs incurred in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for soliciting. Except as described above, we do not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders that are intended to be presented by such stockholders at our 2004 annual meeting must be received no later than January 12, 2004, in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by our board of directors for the 2004 annual meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless our Company receives notice of the proposal not later than April 9, 2004.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS

General

Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. Our board currently consists of four members.

The four member Board is currently divided into two Class I directors, one Class II director and one Class III directors.

The class whose term of office expires at the Annual Meeting currently consists of two directors. Each director elected to this class will serve for a term of three years, expiring at the 2006 annual meeting of stockholders or until his successor has been duly elected and qualified. The nominees listed below are currently directors of our Company.

The nominees for election have agreed to serve if elected, and management has no reason to believe that the nominees will be unavailable to serve. If a nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any substitute nominee who may be designated by our board of directors to fill the vacancy.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Set forth below is certain information concerning the nominees and the other incumbent directors:

Nominees for Term Ending Upon the 2006 Annual Meeting

G. Bradford Jones, 48, has been a Director since October 1998. Mr. Jones is currently a General Partner at Brentwood Venture Capital, which he joined in 1981, and a Managing Director of Redpoint Ventures, a firm he co-founded in October 1999. Mr. Jones also currently serves on the board of directors of Onyx Acceptance Corporation, a specialized consumer finance company, and several privately-held companies. Mr. Jones received his B.A. in Chemistry from Harvard University, his M.A. in Physics from Harvard University and his J.D./M.B.A. from Stanford University.

Lloyd I. Miller, 48, has been a Director since April 2002. Mr. Miller is an independent investor and has served on numerous corporate boards including Vulcan International, and American Controlled Industries, among others. Mr. Miller currently serves as a director of American Banknote Corporation, Englewood Cliffs, NJ and Aldila, Inc., Poway, CA. He is a member of the Chicago Board of Trade and the Chicago Stock Exchange, and traded actively on the floor of the CBOT from 1977 to 1992. He is a Registered Investment Advisor. Mr. Miller received his B.A. from Brown University.

Continuing Director Whose Term Expires in 2004

Mohan P. Ananda, 57, has been a Director since January 1998. Mr. Ananda is a founder and currently serves as the chief executive officer and chairman of the board of Angels Now, Inc., an investment and management consulting company. From January 1997 to October 1998, Mr. Ananda served as our chief executive officer. From June 1986 to December 1996, Mr. Ananda was a partner of Ananda & Krause, a law firm. Mr. Ananda also serves on the Board of Directors of several privately-held companies. Mr. Ananda received his B.S. in Mechanical Engineering from Coimbature Institute of Technology in India, his M.S. in Aeronautics from the California Institute of Technology, his Ph.D. in Astrodynamics and Control from UCLA, and his J.D. from the University of West Los Angeles.

Continuing Director Whose Term Expires in 2005

Kenneth McBride, 35, has been a Director of our Company and has served as our chief executive officer since September 2001. Mr. McBride has also been our chief financial officer since October 2000. Prior to his appointment as our chief financial officer, Mr. McBride served as our Senior Director, Finance from April 1999 to October 2000. From 1997 to 1999, Mr. McBride served as a research analyst at Salomon Smith Barney, where he followed the computer hardware and technical software industries. From 1992 to 1995, Mr. McBride was a data communications engineer with Micro Linear Corporation. Mr. McBride received his B.S. and M.S. in Electrical Engineering and his M.B.A. from Stanford University.

Board Committees and Meetings

Our board of directors held four meetings and acted by unanimous written consent on one separate occasion during the fiscal year ended December 31, 2002. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of our board of directors and (ii) the total number of meetings held by all committees of our board on which such director served during the fiscal year ended December 31, 2002. Our board of directors has an audit committee, a compensation committee and an executive committee.

Audit Committee.    Our audit committee currently consists of three directors, Messrs. Ananda, Jones and Miller, and is primarily responsible for approving the services performed by our independent auditors and reviewing their reports regarding our accounting practices and systems of internal accounting controls. Our audit committee held four meetings and acted by unanimous written consent on two separate occasions during the fiscal year ended December 31, 2002.

Our board adopted and approved a charter for our Audit Committee in June, 2000. Our board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200 of the listings standards of the National Association of Securities Dealers.

Compensation Committee.    Our compensation committee currently consists of two directors, Messrs. Ananda and Miller. Our compensation committee is primarily responsible for reviewing and approving our general compensation policies and setting compensation levels for our executive officers. Our compensation committee also has the authority to administer our employee stock purchase plan and our stock incentive plan and to make option grants under our stock incentive plan. Our compensation committee held one meeting and acted by unanimous written consent on 10 separate occasions during the fiscal year ended December 31, 2002.

Executive Committee.    As of January 1, 2002, our executive committee is no longer active.

Compensation Committee Interlocks and Insider Participation.    The compensation committee currently consists of two directors, Messrs. Ananda and Miller. None of these individuals was one of our officers or employees at any time during the fiscal year ended December 31, 2002 or had any relationship with the Company requiring disclosure. None of our current executive officers has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board of directors or compensation committee.

Director Compensation

As of December 6, 2001, each non-employee director receives $1,000 for each board meeting and $500 for each board committee meeting. Prior to December 6, 2001, directors received no cash compensation for serving on our board of directors or on any board committee. Directors are reimbursed for all reasonable expenses incurred by them in attending board and committee meetings. In addition, directors who are also employees are eligible to receive options and be issued shares of our common stock directly under our stock incentive plan.

Under the automatic option grant program in effect under our stock incentive plan, each individual who joined our board as a non-employee director at any time after June 24, 1999, received or will receive, at the time of their initial election or appointment, an automatic option grant, to purchase 10,000 shares of our common stock, so long as that person has not previously been one of our employees. In addition, on the date of each annual stockholders meeting, beginning with the 2002 annual meeting, each individual who is to continue to serve as a non-employee board member, whether or not that individual is standing for re-election at that particular annual meeting, will be granted an option to purchase 10,000 shares of our common stock. Each grant under our automatic option grant program will have an exercise price per share equal to the fair market value per share of our common stock on the grant date, and will have a maximum term of ten years, subject to earlier termination should the optionee cease to serve as a directors.

All directors except for Mr. McBride received automatic option grants on June 26, 2002 for 10,000 shares each of our common stock at an exercise price per share of $4.10, the fair market value per share of our common stock on the grant date. In addition, Mr. Miller received automatic option grants on April 18, 2002, the date of his appointment as a director, for 10,000 shares of our common stock at an exercise price per share of $4.69, the fair market value per share of our common stock on the grant date. Each option is immediately exercisable for all the option shares, but any shares purchased under the option will be subject to our right to repurchase, at the exercise price paid per share, upon the optionee’s cessation of board service prior to vesting in those shares.

Grants to directors in the year ending December 31, 2002 for services provided as directors:

Director	Grant Date	Number of Options	Option Price
Mohan Ananda	06/26/02	10,000	$4.10
Bradford Jones	06/26/02	10,000	$4.10
Lloyd Miller	04/18/02	10,000	$4.69
Lloyd Miller	06/26/02	10,000	$4.10

Vote Required

Directors are elected by a plurality of the votes of the shares present at the Annual Meeting in person or represented by proxy and entitled to vote on the election of directors.

Recommendation of our Board of Directors

Our Board of Directors recommends that the stockholders vote “FOR” the election of the nominees listed above.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS

General

Our board of directors has appointed the firm of Ernst & Young LLP, our independent auditors during the fiscal year ended December 31, 2002, to serve in the same capacity for the year ending December 31, 2003, and is asking you to ratify this appointment. Stockholder ratification of the appointment is not required by our bylaws or by any other applicable legal requirement. However, our board of directors is submitting the appointment of Ernst & Young LLP to you for ratification as a matter of good corporate practice.

If you fail to ratify the appointment, our audit committee and our board of directors will reconsider whether or not to retain Ernst & Young LLP. Even if the appointment is ratified, our board of directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if our board of directors believes that such a change would be in the best interests of our Company and our stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Ernst & Young LLP as the independent auditors for the current year.

Fees Billed to our Company by Ernst & Young LLP during Fiscal Year 2002

During the fiscal year ended December 31, 2002, Ernst & Young LLP provided various audit, audit related and non-audit services to our Company as follows:

Audit Fees

Aggregate fees billed to us by Ernst & Young LLP for professional services rendered for the audit of our annual financial statements, and review of financial statements included in our Company’s quarterly reports on Form 10-Q, for the fiscal year ended December 31, 2002 totaled approximately $48,816.

All Other Fees

Fees billed to us by Ernst & Young LLP for all other non-audit professional services rendered to us during the fiscal year ended December 31, 2002 totaled approximately $25,000 for tax services.

Determination of Independence

Our audit committee and board of directors have determined that the fees received by Ernst & Young LLP for the non-audit related professional services listed above are compatible with maintaining Ernst & Young LLP’s independence.

Changes in our Certifying Accountant

On June 24, 2002, our board of directors determined, upon recommendation of our audit committee, to appoint Ernst & Young LLP as our Company’s independent public accountants, replacing Arthur Andersen LLP. Our Company dismissed Arthur Andersen on the same date. This determination followed our Company’s decision to seek proposals from independent public accountants to audit our financial statements.

Arthur Andersen’s audit reports on our Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2000 and 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During our Company’s two most recent fiscal years ended December 31, 2001 and the subsequent interim period to the date hereof, there were no disagreements between our Company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen’s satisfaction, would have caused Arthur Andersen to make reference to the subject matter of the disagreement in connection with its reports.

None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the two most recent fiscal years of our Company ended December 31, 2001 and the subsequent interim period to the date hereof.

During the two most recent fiscal years of our Company ended December 31, 2001 and the subsequent interim period to the date hereof, our Company did not consult with Ernst & Young LLP regarding any matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Arthur Andersen furnished us with a letter addressed to the Commission stating that it agreed with the above statements. A copy of such letter, dated June 24, 2002, was filed as an exhibit to our Company’s current report on Form 8-K filed with the Commission on June 24, 2002.

Vote Required

The ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2003 requires the affirmative vote of the holders of a majority of the shares of our common stock present at the Annual Meeting in person or by proxy and entitled to vote.

Recommendation of our Board of Directors

Our Board of Directors recommends that the stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP to serve as our Company’s independent auditors for the fiscal year ending December 31, 2003.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to other matters is granted by the execution of the enclosed proxy, unless you specifically withhold that power.

MANAGEMENT

Executive Officers

The following table sets forth certain information regarding our executive officers who are not also directors of our Company as of March 31, 2003:

Name	Age	Position
James Bortnak	34	Vice President, Business Development
Kyle Huebner	32	Vice President, Marketing and Strategy
Seth Weisberg	34	Vice President, General Counsel and Secretary
James A. Harper	32	Chief Accounting Officer and Corporate Controller

James Bortnak.    Mr. Bortnak has been Vice President of Business Development since November 2000. Mr. Bortnak was a Director of Business Development from April 2000 to November 2000. Prior to joining our Company, from January 1998 to July 1999, Mr. Bortnak was an associate with Mullen & Henzell, where he worked as a business attorney representing start-up and high-growth clients. Mr. Bortnak holds an LLB from the University of British Columbia, and has been a member of the California Bar since 1997.

Kyle Huebner.    Mr. Huebner has been Vice President of Marketing and Strategy since October 2001. Mr. Huebner was Vice President of Corporate Strategy and Development from January 2000 to October 2001, and was Senior Director of Corporate Strategy and Development from January 1999 to 2000. Prior to joining our Company, from 1996 to 1999, Mr. Huebner was a consultant at Bain & Co., a management consulting firm. From 1992 to 1995, Mr. Huebner served as a Research Analyst for J.P. Morgan, Inc. Prior to 1992, Mr. Huebner held various management positions with Melville Corporation. Mr. Huebner received his B.A. in Mathematics from Dartmouth College and his M.B.A. from Harvard University.

Seth Weisberg.    Mr. Weisberg has been General Counsel since March 2001, and intellectual property counsel since March 1998. Mr. Weisberg was an associate at the law firm of Irell & Manella LLP from 1997 to 1999. Mr. Weisberg holds a law degree from Columbia Law School, a master’s degree in History from Harvard, a bachelor’s degree in Physics and Astronomy from Harvard and a General Course Certificate from the London School of Economics.

James A. Harper.    Mr. Harper has been our Chief Accounting Officer since February 2003. Mr. Harper has also been our Corporate Controller since April 2001, was Assistant Controller from January 2001 to April 2001, and was Accounting Manager from April 1999 to December 2000. Prior to joining our Company, from September 1998 to April 1999, Mr. Harper served as Senior Financial Analyst at Paramount Pictures. From September 1996 to September 1998, Mr. Harper served as an Auditor for Arthur Andersen LLP. Mr. Harper holds a B.S. in Accounting from California State University at Northridge.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary of Cash and Certain Other Compensation

The following summary compensation table indicates the cash and non-cash compensation earned during the fiscal years ended December 31, 2002, December 31, 2001, and December 31, 2000, respectively, by our chief executive officers and each of our other four highest compensated executive officers (determined on the basis of their salary and bonus for the fiscal year ended December 31, 2002) whose total compensation exceeded or would have exceeded $100,000 during 2002 had those officers provided services to us for the entire fiscal year. The listed individuals are referred to in this proxy statement as the named executive officers.

Summary Compensation Table

	Annual Compensation (1)			Long Term Compensation
Name and Principal Positions	Year	Salary ($)	Bonus ($)	Securities Underlying Options (#)	All Other Compensation ($)(2)
Ken McBride (3) Chief Executive Officer	2002 2001 2000	263,333 187,763 125,992	— 63,541 40,000	500,000 40,000 37,000	1,150 1,518 1,634
James Bortnak Vice President, Business Affairs	2002 2001 2000	110,000 92,940 70,070	76,000 68,102 68,937	175,000 26,500 51,284	2,200 1,859 1,401
Kyle Huebner Vice President, Marketing and Strategy	2002 2001 2000	186,000 154,678 141,250	— 70,891 175,000	225,000 40,000 48,000	2,513 354 2,929
Seth Weisberg Vice President, General Counsel, and Secretary	2002 2001 2000	192,667 178,788 136,832	— 52,500 10,000	157,500 60,000 75,000	3,853 1,442 2,250
Rick Wetherill (4) Vice President, Operations	2002 2001 2000	185,000 180,294 99,417	— 60,900 25,000	81,000 80,000 175,000	3,700 3,958 1,378

(1)	Excludes other compensation in the form of perquisites and other personal benefits that constitute the lesser of $50,000 or 10% of the total annual salary and bonus of each of the named executive officers.
(2)	Includes contributions to our 401(k) plan that we made on behalf of the named executive officer to match a portion of his elective deferred contributions to such plan.
(3)	Ken McBride was appointed chief executive officer of our Company on September 5, 2001. The information provided for the fiscal years ended December 31, 2001 and 2000 reflect compensation earned by him as our chief financial officer.
(4)	Mr. Wetherill left the Company in January 2003.

Option/SAR Grants in Last Fiscal Year

(Individual Grants)

The following table sets forth information regarding option grants to each of the named executive officers during the fiscal year ended December 31, 2002. All the grants were made under our 1999 stock incentive plan. During the fiscal year ended December 31, 2002, we granted options to purchase 1,756,500 shares of our common stock. All options were granted at an exercise price equal to the fair market value of our common stock as determined by our board of directors on the date of grant that is based on the closing price on the Nasdaq National Market of our common stock on the date of grant. The exercise price may be paid in cash, check, promissory note, shares of our common stock valued at fair market value on the exercise date or a cashless exercise procedure involving a same-day sale of the purchased shares. The following table indicates information regarding options to purchase our common stock granted to our named executive officers. No stock appreciation rights were granted to the named executive officers during the fiscal year ended December 31, 2002.

	Number Securities Underlying Options/SARs Granted(#)(1)	% of Total Options/SARs Granted to Employees in Fiscal Year		Exercise or Base Price ($/Share) (2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Options Terms at ($)(3)
Name						5%	10%
Ken McBride	53,687 396,313 50,000	3.06 22.56 2.85	% % %	4.52 4.52 3.90	5/01/12 5/01/12 7/18/12	152,611 1,126,561 122,634	386,746 2,854,926 310,780
James Bortnak	3,889 6,111 28,867 106,133 30,000	.22 .35 1.64 6.04 1.71	% % % % %	4.05 4.05 4.52 4.52 3.90	1/31/12 1/31/12 5/01/12 5/01/12 7/18/12	9,905 15,565 82,057 301,694 73,581	25,102 39,444 207,950 764,552 186,468
Kyle Huebner	42,471 182,529	2.42 10.39	% %	4.52 4.52	5/01/12 5/01/12	120,728 518,858	305,949 1,314,887
Seth Weisberg	41,336 116,164	2.35 6.61	% %	4.52 4.52	5/01/12 5/01/12	117,502 330,208	297,773 836,812
Rick Wetherill	11,256 69,744	.64 3.97	% %	4.52 4.52	5/01/12 5/01/12	31,996 198,255	81,085 502,416

(1)	Certain option grants will become exercisable for 25% of the shares upon the optionee’s completion of one year of service measured from the grant date and will become exercisable for the balance of the shares in 36 successive equal monthly installments. These options will become exercisable on an accelerated basis upon the optionee’s involuntary termination within 18 months following a change in control. Certain other option grants are immediately exercisable in full, but we can buy back any shares purchased under those options, at the exercise price paid per share, to the extent the shares are not vested when the optionee leaves our employment. In general, this repurchase right lapses as to 25% of the shares after one year of service and as to the remaining shares in equal monthly installments over an additional three-year period. The repurchase right also will lapse on an accelerated basis upon the optionee’s involuntary termination within 18 months following a change in control.
(2)	The exercise price may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. Alternatively, the option may be exercised through a cashless exercise procedure pursuant to which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to us, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.
(3)

Potential realizable values are net of exercise price, but before the payment of taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices. There can be no assurance provided to any executive officer or other holder of our Company’s securities that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of our common stock appreciates over the option term, no value will be realized from those option grants that were made with an exercise price equal to the fair market value of the option shares on the grant date.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

The following table provides information, with respect to our named executive officers, concerning the exercise of options during the fiscal year ended December 31, 2002 and unexercised options held by them as of the end of that fiscal year.

Name	Shares acquired on exercise (#)	Value Realized ($) (1)	Number of Unexercised Options/SARs at FY-End (#) Exercisable	Number of Unexercised Options/SARs at FY-End (#) Unexercisable	Value of Unexercised in-the-Money Options/SARs at FY-End ($) Exercisable (2)	Value of Unexercised in-the-Money Options/SARs at FY-End ($) Unexercisable (2)
Ken McBride	—	—	212,442	424,558	220,269	125,259
James Bortnak	18,352	44,304	82,242	167,190	22,200	65,679
Kyle Huebner	—	—	108,666	204,334	88,649	64,917
Seth Weisberg	—	—	178,818	158,682	161,871	75,624
Rick Wetherill	20,000	41,474	170,541	145,459	160,286	85,246

(1)	Based upon the market price of the purchased shares on the exercise date less the option exercise price paid for those shares.
(2)	The fair market value per share of our common stock on December 31, 2002 was $4.67, the closing selling price per share of our common stock on the Nasdaq National Market.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND

CHANGE-IN-CONTROL ARRANGEMENTS

John M. Payne previously entered into a letter agreement with us, effective as of October 29, 1998, to serve as President and Chief Executive Officer. In October 1999, Mr. Payne was appointed to the offices of Chairman of the Board and Chief Executive Officer. Under the terms of the letter agreement, Mr. Payne purchased 1,500,000 shares of our common stock at $0.067 per share, the fair market value on the purchase date, pursuant to a restricted common stock purchase agreement under which the shares are subject to a right of repurchase by us that lapses over a period of 48 months. Mr. Payne executed a four-year promissory note with us in the amount of $99,000 to purchase the stock.

Mr. Payne resigned as our chief executive officer in October 2000, and from our board of directors in December 2000. Under the terms of the letter agreement, Mr. Payne was entitled to receive his monthly base salary plus benefits for nine months after the termination of his employment, and he received such monthly payments until February 2001. On December 20, 2000, Mr. Payne entered into a separation letter agreement with us that was subsequently amended on February 13, 2001, pursuant to which Mr. Payne agreed to receive a lump sum payment of $120,807.37 in place of the remaining monthly salary payments to which he was entitled. In addition, Mr. Payne’s restricted shares continued to vest until June 30, 2001. In connection with the payments under the separation letter agreement, Mr. Payne agreed to release us from any further obligations to him and from any liabilities related to his employment or resignation.

Also in connection with the separation letter agreement, we agreed to repay on Mr. Payne’s behalf a $6,523,690.36 balance due under Mr. Payne’s margin account with Salomon Smith Barney, and Mr. Payne agreed to enter into a promissory note and security agreement to repay such amount plus interest to us on or before June 30, 2001, subject to acceleration upon any change in control or if Mr. Payne breaches any of the terms of his separation. Under the security agreement, Mr. Payne pledged cash assets and securities, including his shares of our common stock. In May 2002, we received 1,411,000 shares of our common stock from Mr. Payne as payment in full of the promissory note executed in November 2000.

During 2001, we also adopted a bonus plan for a number of our officers, including Mr. McBride. These officers were not eligible for the continuous service bonus plan we adopted in connection with our reductions in force. The plan provided the option to elect to receive cash payments or stock options at fair market value upon completion of certain milestones or stock options valued at fair market value. Our board of directors was evaluating various strategic alternatives. Benefits under this plan would accrue if certain transactions were completed and we sold assets of the postage business in a transaction that avoided a time consuming wind-down process. A different level of benefits would also be payable under this plan in the event the management were unable to complete a transaction and other alternatives were pursued while we engaged in a time consuming wind-down process. The maximum cash payment to Mr. McBride under this plan would be $100,000.

All of our named executive officers have executed and delivered a copy of our confidential information and invention assignment agreement in connection with their employment. All of our named executive officers have entered into separation agreements with the Company such that in the event of a termination without cause or a termination following a change of control, the named executive officers shall receive six months salary and benefits.

In April 1999, we amended our 1998 stock plan to adopt a change in control provision. As a result of this provision, should any optionee have his or her service involuntarily terminated within 18 months following a change in control in which his or her options are assumed by the successor corporation and do not otherwise accelerate at that time, then those options will accelerate and become fully exercisable for all of the option shares as fully-vested shares of common stock upon an involuntary termination. A “change in control” under the 1998 stock plan is defined as a merger or consolidation in which securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred to a person or persons different from those who held those securities immediately prior to the transaction, or the sale, transfer or other disposition of all or substantially all of our assets in complete liquidation or dissolution. “Involuntary Termination” is defined under the 1998 stock plan as the optionee’s involuntary dismissal or discharge by us for reasons other than misconduct, or the optionee’s voluntary resignation following:

i)	a change in his or her position with us which materially reduces his or her responsibilities;

ii)	a reduction in his or her level of compensation by more than 15%; or

iii)	a relocation of the optionee’s place of employment by more than 50 miles, and this change, reduction or relocation is effected by us without the optionee’s consent.

Our 1999 stock incentive plan is a successor plan to our 1998 stock plan, and includes change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth certain information known to our Company with respect to the beneficial ownership of our common stock as of March 31, 2003, by (a) all persons who are beneficial owners of 5% or more of our common stock, (ii) each director and nominee for director, (iii) our executive officers and (iv) all current directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Corporate Secretary, Stamps.com Inc., 3420 Ocean Park Boulevard, Suite 1040, Santa Monica, California 90405. Percentage of ownership is based on 44,605,773 shares of our common stock issued and outstanding on March 31, 2003. Shares of our common stock subject to stock options which are currently exercisable or will become exercisable within 60 days after March 31, 2003 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentages of Shares Beneficially Owned
Ken McBride (1)	297,024	*
James Bortnak (2)	116,462	*
Kyle Huebner (3)	223,929	*
Seth Weisberg (4)	221,356	*
Rick Wetherill (5)	80,729	*
Mohan Ananda (6)	1,325,595	2.97%
Brad Jones (7)	74,892	*
Lloyd Miller (8), (9)	5,713,000	12.81%

Other 5% Stockholders:
Steel Partners, L.L.C. 150 East 52nd Street New York, NY 10022	4,195,000	9.40%

Gruber & McBaine Capital Management 5401 Beethoven Street Los Angeles, CA 90066	2,598,000	5.82%

Kevin Douglas (10) 1101 Fifth Avenue San Rafael	2,552,100	5.72%
All directors and executive offers as a group (8 people)	8,052,987	18.05%

*	Represents beneficial ownership of less than 1% of the outstanding shares of common stock.
(1)	Includes 289,109 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of March 31, 2003.
(2)	Includes 115,262 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of March 31, 2003.
(3)	Includes 150,054 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of March 31, 2003.
(4)	Includes 213,888 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of March 31, 2003.
(5)	Includes 80,729 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of March 31, 2003.
(6)	Includes 15,000 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of March 31, 2003. Also includes 3,000 shares held directly by Mr. Ananda’s family and includes 240,000 shares held in trust for the benefit of Mr. Ananda’s family.

(7)	Includes 15,000 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of March 31, 2003.
(8)	Includes 20,000 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of March 31, 2003.
(9)	Includes 1,347,588 shares held by the Lloyd Miller A-4 Revocable Trust; 110,000 shares held by Milfam I, L.P.; 2,912,461 shares held by Milfam II, L.P.; 2,000 shares held by Alexandra UGMA; 1,000 shares held by Dail Miller; 1,000 shares held by Kimberley S. Miller; 2,000 shares held by Lloyd IV UGMA; 2,000 shares Tyler UGMA; 2,000 shares held by Wylie UGMA; and 1,228,600 shares held by MILGRAT I.
(10)	Shares are jointly held by Kevin Douglas, the Douglas Family Trust and the James Douglas and Jean Douglas Irrevocable Descendants’ Trust.

COMPENSATION COMMITTEE REPORT ON

EXECUTIVE COMPENSATION

The information contained in this section shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or Exchange Act.

Compensation Committee Report

It is the duty of the Compensation Committee to review and determine the salaries and bonuses of executive officers of the Company, including the Chief Executive Officer, and to establish the general compensation policies for such individuals. The Compensation Committee also has the sole and exclusive authority to make discretionary option grants to the Company’s executive officers under the Company’s Stock Incentive Plan.

Compensation Philosophy and Objectives

The Compensation Committee believes that the compensation programs for the Company’s executive officers should reflect the Company’s performance and the value created for the Company’s stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company and should reward individual contribution to the Company’s success. The Company is engaged in a competitive industry, and the Company’s success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

Compensation Components and Process

General Compensation Policy.    The Compensation Committee’s policy is to provide the Company’s executive officers with compensation opportunities which are based upon their personal performance, the financial performance of the Company and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. Each executive officer’s compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance, (ii) annual variable performance awards payable in cash and tied to the Company’s achievement of annual financial and other performance goals and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company’s stockholders. As an officer’s level of responsibility increases, a greater proportion of his or her total compensation will generally be dependent upon the Company’s financial performance and stock price appreciation rather than base salary.

The Company utilizes information and benchmarks from an independent compensation firm to advise the Committee as to how the Company’s executive compensation levels compare to those of companies within and outside of the industry.

Factors.    The principal factors that were taken into account in establishing each executive officer’s compensation package for the fiscal year ended December 31, 2002 are described below. However, the Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

Base Salary.    In setting base salaries, the Compensation Committee reviewed published compensation survey data for companies of similar size, geographic location, stage of development, and other factors. The base salary for each officer reflects the salary levels for comparable positions in the published surveys and the comparative group of companies, as well as the individual’s personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the Compensation Committee. Each executive officer’s base salary is adjusted each year on the basis of (i) the

Compensation Committee’s evaluation of the officer’s personal performance for the year and (ii) the competitive marketplace for persons in comparable positions. The Company’s performance and profitability may also be a factor in determining the base salaries of executive officers.

Annual Incentives.    Annual incentive bonuses for executive officers will be based upon management incentive plans. The bonuses will be based substantially on the Company’s financial performance, including achievement of revenue goals and meeting cost and other business objectives. Additional consideration may be given for individual performance.

Long Term Incentives.    Generally, stock option grants will be considered annually, or when appropriate, by the Compensation Committee for each of the Company’s executive officers, as appropriate. Each grant made is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the Company’s Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option becomes exercisable in a series of installments over a 1 to 4-year period, contingent upon the officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the Company during the vesting period, and then only if the market price of the shares appreciates over the option term.

The size of the option grant to each executive officer, including the Chief Executive Officer, is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with the Company, the individual’s personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. The Compensation Committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

CEO Compensation.    In setting the total compensation payable to the Company’s Chief Executive Officer, the Compensation Committee sought to make that compensation competitive with the compensation paid to the chief executive officers of companies of similar size, geographic location, stage of development, or other factors, while at the same time assuring that a significant percentage of compensation was tied to Company performance and stock price appreciation.

Compliance with Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance based compensation paid to the Company’s executive officers for the fiscal year ended December 31, 2002 did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the Company’s executive officers for fiscal 2003 will exceed that limit. The Company’s 1999 Stock Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company’s performance and the interests of the Company’s stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

Submitted by the Compensation Committee of the Company’s Board of Directors:

Mohan P. Ananda

Lloyd I. Miller, III

AUDIT COMMITTEE REPORT

The information contained in this section shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or Exchange Act.

The following is the report of the audit committee with respect to our Company’s audited financial statements for the fiscal year ended December 31, 2002, included in our Company’s Annual Report on Form 10-K, for that year.

Review with Management

The audit committee has reviewed and discussed these audited financial statements with management of the Company.

Review and Discussions with Independent Auditors

The audit committee has discussed with the Company’s independent auditors, Ernst & Young LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The audit committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as amended, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from the Company.

Conclusion

Based on the review and discussions referred to above in this report, the audit committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

of the Board of Directors

Mohan Ananda

G. Bradford Jones

Lloyd I. Miller, III

STOCK PERFORMANCE GRAPH

The information contained in this section shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or Exchange Act.

The following line graph compares the cumulative total return to stockholders of our common stock from June 25, 1999 (the date of our initial public offering) to December 31, 2002 to the cumulative total return over such period of (i) Nasdaq US Index and (ii) a peer issuer, Pitney Bowes, a postage and business services provider that has a product line that competes directly with our products. The graph assumes that $100 was invested on June 25, 1999 in our common stock at its initial public offering price of $11.00 per share and in each of the other two indices and the reinvestment of all dividends, if any.

The graph is presented in accordance with SEC requirements. Stockholders are cautioned against drawing any conclusions from this data, as past results are not necessarily indicative of future performance.

	Base June 25 1999	Quarters Ending
Company/Index		Sept 30 1999	Dec 31 1999	Mar 31 2000	June 30 2000	Sept 30 2000	Dec 31 2000	Mar 31 2001	June 30 2001	Sept 30 2001	Dec 31 2001	Mar 31 2002	June 30 2002	Sept 30 2002	Dec 31 2002
Stamps.com Inc.	100.00	315.91	378.41	175.57	66.48	34.94	25.28	27.27	34.09	22.64	32.55	40.64	40.27	38.45	42.45
Peer Issuer	100.00	96.35	76.38	70.66	63.24	62.36	52.38	54.94	66.59	60.40	59.46	67.67	62.80	48.21	51.64
Nasdaq	100.00	107.58	159.42	179.14	155.37	143.88	96.78	72.09	84.64	58.72	76.41	72.29	57.32	45.92	52.32

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Mr. Ananda

Under our initial agreements with Mr. Ananda, we own all of the intellectual property developed by Mr. Ananda during the course of his employment and all of the intellectual property he developed for us before his formal employment began. Mr. Ananda resigned as Chief Executive Officer on January 1, 1999. In May 1999, we entered into a separation agreement and a license agreement with Mr. Ananda to formalize his resignation and to redefine his intellectual property rights. The new license agreement reaffirmed our ownership of the intellectual property invented by Mr. Ananda prior to and during his employment. In addition, the license agreement clarified and narrowed Mr. Ananda’s field of use restrictions to limit his license to a few narrowly defined electronic commerce applications that do not compete with our Internet postage service.

Indemnification of Directors and Officers

In addition to the indemnification provisions contained in our certificate of incorporation and bylaws, we entered into separate indemnification agreements with certain of our directors and officers. These agreements require us, among other things, to indemnify our directors and officer against expenses (including attorneys’ fees), judgments, fines and settlements paid by those individuals in connection with any action, suit or proceeding arising out of their status or service as our director or officer (other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred in connection with any proceeding against them with respect to which they may be entitled to indemnification by us.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our board of directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act which require them to file reports with respect to their ownership of our common stock and their transactions in our common stock. Based upon the copies of Section 16(a) reports which we received for fiscal year 2002 transactions in our common stock and their common stock holdings, we believe that all reporting requirements under Section 16(a) for that fiscal year were met in a timely manner by our directors, executive officers and greater than ten percent beneficial owners except as set forth below.

OTHER MATTERS

Annual Report

A copy of our annual report for the fiscal year ended December 31, 2002 has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

Form 10-K

We filed an annual report on Form 10-K with the SEC on March 28, 2003. You may obtain a copy of that report, without charge, by writing to Investor Relations at Stamps.com Inc., 3420 Ocean Park Boulevard, Suite 1040, Santa Monica, California 90405, or you can access copies of all our SEC filings on our Company website at http://investor.stamps.com/edgar.cfm.

STAMPS.COM INC.

PROXY

Annual Meeting of Stockholders, June 25, 2003

This Proxy is Solicited on Behalf of the Board of Directors of

STAMPS.COM INC.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held Wednesday, June 25, 2003 and the Proxy Statement and appoints Kenneth McBride the Proxy of the undersigned, with full power of substitution, to vote all shares of common stock of STAMPS.COM INC. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2003 Annual Meeting of Stockholders of the Company to be held at Doubletree Guest Suites, 1707 Fourth Street, Santa Monica, California 90401 on June 25, 2003 at 10:00 a.m. Pacific Daylight Savings Time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on this proxy card.

1.	To elect two directors to serve for a three-year term ending in the year 2004 or until their successors are duly elected and qualified;

	FOR		WITHHOLD AUTHORITY TO VOTE

G. Bradford Jones

Lloyd I Miller, III

2.	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2003.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.	FOR ☐	WITHHOLD ☐

The Board of Directors recommends a vote FOR the directors listed above and a vote FOR each of the listed proposals. This Proxy, when properly executed, will be voted as specified above. If no specification is made, this Proxy will be voted FOR the election of the directors listed above and FOR the other proposals.

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:
(Print name(s) on certificate)

Please sign your name:		Date:
(Authorized Signature(s))